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                                                                   EXHIBIT 4.4.4

                               THIRD AMENDMENT TO
                                CREDIT AGREEMENT


         THIS THIRD AMENDMENT TO CREDIT AGREEMENT (the "Amendment"), dated as of the 15th day of June, 1996, is made by and between OLD DOMINION FREIGHT LINE, INC., a Virginia corporation (the "Borrower"), and FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association (the "Bank"), to the Credit Agreement, dated June 14, 1995, as amended by First Amendment thereto, dated February 2, 1996, and by Second Amendment thereto, dated April 29, 1996 (the Credit Agreement as amended, modified, restated or supplemented from time to time, being called the "Credit Agreement"). All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Credit Agreement.

                                    RECITALS

         A. Pursuant to the Credit Agreement, the Bank has made available to the Borrower a Revolving Line of Credit in the amount of $25,000,000, a Letter of Credit Facility in the amount of $15,000,000, an additional revolving line of credit in the amount of $5,000,000, and an additional revolving line of credit in the amount of $2,000,000.

         B. The Borrower has requested that the Bank (i) decrease the amount of the Revolving Line of Credit Commitment from the sum of $25,000,000 to the sum of $15,000,000, (ii) increase the amount of the Letter of Credit Facility Commitment from the sum of $15,000,000 to the sum of $17,500,000, and (iii) amend certain financial and other covenants set forth in the Credit Agreement.

         C. The Bank has agreed to such requests, and the Borrower and the Bank have therefore agreed to amend the Credit Agreement as set forth herein.


                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and


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sufficiency of which are hereby expressly acknowledged, the Borrower and the
Bank hereby agree as follows:

                                    ARTICLE I

                         AMENDMENTS TO CREDIT AGREEMENT

         Effective as of the date of the consummation of the transactions contemplated by that certain Master Note Purchase Agreement, dated on or about the date hereof, and receipt by the Borrower of the proceeds thereof (the "Placement"), the Credit Agreement is hereby amended as follows:



         1.1 Recitals. The third recital of the Credit Agreement is amended in its entirety to read as follows:

                  "WHEREAS, Bank has agreed to extend financial accommodations for such purposes to Borrower in the form of a (a) $15,000,000 revolving line of credit, which may be increased as evidenced by additional notes executed or to be executed by Borrower to the order of Bank, and (b) $17,500,000 standby letter of credit facility to be made in accordance with, and subject to, the terms and conditions set forth below;"

         1.2 Defined Terms. Section 1.1 of the Credit Agreement is amended as follows:

                  (a) The following definitions are amended in their entirety to read as follows:

         "Applicable Margin" shall mean, at any date of determination thereof, a sum equal to the percentage set forth below based on the Fixed Charge Coverage Ratio on such date, which shall be determined on the Closing Date and at the end of each Interest Period selected by Borrower and, if appropriate, the Applicable Margin shall be reduced or increased for the next Interest Period selected by Borrower, according to the following schedule:


 Fixed Charge        Applicable Margin   Applicable Margin    Applicable Margin
Coverage Ratio      For LIBOR Rate Loan   for CD Rate Loan   for Prime Rate Loan

Equal to or                    0.50%           0.625%              -1.0%

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greater than
3.75 to 1.0

Equal to or                    0.60%           0.725%              -1.0%
greater than
2.75 to 1.0 but
less than 3.75
to 1.0

Less than 2.75                 0.75%           0.875%              -1.0%
to 1.0


                  "Gross Rents" shall mean the aggregate amount of all payments which Borrower is required to make pursuant to the terms of any lease by Borrower of any building or office equipment or revenue producing equipment which lease has a term of more than six (6) months, including renewals thereof.

                  "Letter of Credit Facility Commitment" shall mean $17,500,000. "Revolving Credit Note" shall mean the promissory note of
         Borrower executed and delivered to Bank pursuant to Section 2.2 hereof evidencing Borrower's obligation to repay the Revolving Loans, as well as any Additional Notes of Borrower executed and delivered to Bank evidencing Borrower's obligation to repay additional loans made by Bank to Borrower, together with any amendments, modifications and supplements thereto, and any renewals, replacements or extensions thereof, in whole or in part.

                  "Revolving Line of Credit Commitment" shall mean $15,000,000.

                  "Revolving Loans" shall mean the loans made by Bank to Borrower under the Revolving Line of Credit and the loans made by Bank to Borrower evidenced by Additional Notes.

                  (b) The following definitions are added in the


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         appropriate alphabetical sequence:

                  "Additional Notes" shall mean any promissory notes of Borrower executed and delivered to Bank to evidence loans made pursuant to the terms of this Agreement, which loans are in addition to the Revolving Loans made under the Revolving Line of Credit Commitment. All Additional Notes shall evidence Obligations of Borrower to Bank and shall be governed by the terms and provisions of this Agreement.

                  "Funded Debt" shall mean all Indebtedness for money borrowed of Borrower, whether direct or contingent, as determined in accordance with Generally Accepted Accounting Principles, including, without limitation, Capitalized Lease Obligations, the deferred purchase price of any Property or asset or Indebtedness evidenced by a promissory note, bond, guaranty or similar written obligation for the payment of money (including, but not limited to, conditional sales or similar title retention agreements).

                  "Total Capitalization" shall mean, at any date of determination thereof, the sum of Funded Debt and Tangible Net Worth.

                  (c) The definition of "Current Maturities of Long Term Debt" is amended by deleting in line 2 thereof the words "Money Borrowed Indebtedness" and by substituting in lieu thereof the words "Funded Debt".

                  (d) The definition of "Money Borrowed Indebtedness" is hereby deleted.

         1.3 Negative Covenants. Section 8 of the Credit Agreement is amended by deleting Sections 8.3, Money Borrowed Indebtedness, 8.10, Sale and Leasebacks, 8.16, Indebtedness to Tangible Net Worth, and 8.17, Fixed Charge Coverage Ratio, in their entirety and by substituting in lieu thereof the following:

                  "8.3 Funded Debt. Create, incur or suffer to

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         exist any Funded Debt except for: (a) the Obligations owed to Bank under this Agreement and the other Loan Documents; (b) the Funded Debt set forth on Exhibit J attached hereto; (c) Permitted Purchase Money Indebtedness; and (d) Indebtedness not to exceed $30,000,000 in the aggregate principal amount evidenced by senior unsecured notes issued by Borrower pursuant to the terms and provisions of those certain Note Purchase Agreements, dated as of June 15, 1996, between Borrower and the purchasers named therein, as amended, modified or supplemented from time to time ("Note Purchase Agreements"), and all other Indebtedness outstanding under the Note Purchase Agreements subject to the limitations with respect to the principal amount thereof set forth in this clause (d).

                  8.10 Sale and Leasebacks. Enter into any arrangement with any Person providing for the leasing by Borrower of any asset which has been sold or transferred by Borrower to such Person if such arrangement occurs more than ninety (90) days after the purchase of such asset by Borrower.

                  8.16 Indebtedness to Net Worth. Permit the percentage of Funded Debt to Total Capitalization to be greater than 50% at any time.

                  8.17 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than 1.25 t 1.0 at any time from the date of the Third Amendment to this Agreement through and including March 31, 1997; 1.5 to 1.0 at any time from April 1, 1997 through and including December 31, 1997; and 1.75 to 1.0 at any time thereafter."

         1.4 Subsection (e) of Section 9.1, Event of Default, is amended by deleting in lines 5 and lines 7 and 8 thereof the words "Money Borrowed Indebtedness" and by substituting in lieu thereof the words "Funded Debt".

         1.5 Exhibit J to the Agreement is amended by renaming the

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description of such exhibit as "Funded Debt".

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         The Borrower hereby represents and warrants to the Bank that:

         2.1 Acknowledgement of Obligations. As of the close of business on June 18, 1996, the aggregate principal amount of Revolving Loans owing by Borrower is in the sum of $23,700,000, the aggregate amount of Letter of Credit Obligations owing by the Borrower is in the sum of $12,150,176, the aggregate principal amount of loans owing under the $5,000,000 Additional Revolving Credit Note, dated May 3, 1996, is in the amount of $5,000,000, the aggregate principal amount of loans owing by the Borrower under the $2,000,000 Second Additional Revolving Credit Note, dated June 17, 1996, is in the amount of $2,000,000, and that all such Obligations are owing by the Borrower to the Bank without any defense, deduction, offset or counterclaim of any nature.

         2.2 Compliance with Credit Agreement. As of the execution of this Amendment, the Borrower is in compliance with all of the terms and provisions set forth in the loan documents to be observed or performed by the Borrower, except for the failure by the Borrower to comply has been waived in writing by the Bank.

         2.3 Representations in Credit Agreement. The representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects.

         2.4      No Event of Default.  No Default or Event of Default exists.

         2.5 Use of Proceeds of the Placement. To the extent that the outstanding balance of Revolving Loans exceeds $15,000,000 in the aggregate on the effective date of this Amendment, the Borrower agrees that it shall use the proceeds received from the Placement to pay such Revolving Loans which are outstanding in excess of $15,000,000.


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                                   ARTICLE III

                         MODIFICATION OF LOAN DOCUMENTS

         3.1 Loan Documents. Any individual or collective reference to any of the Loan Documents shall hereafter mean such Loan Document as amended by this Amendment, and as further amended, restated and supplemented or modified from time to time, including, without limitation, all references to the Credit Agreement, which shall mean the Credit Agreement as amended hereby and as further amended from time to time.

                                   ARTICLE IV

                                     GENERAL

         4.1 Full Force and Effect. Except as expressly amended hereby, the Credit Agreement and the other Loan Documents shall continue in full force and effect in accordance with the provisions thereof. As used in the Credit Agreement and the other Loan Documents, "hereinafter", "hereto", "hereof", or words of similar import, shall mean the Credit Agreement or the other Loan Documents, as the case may be, as amended by this Amendment.

         4.2 Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina.

         4.3 Headings. The headings of this Amendment are for the purpose of reference only and shall not effect the construction of this Amendment.

         4.4 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND THE BANK EACH WAIVE THE RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE CREDIT AGREEMENT OR THE OTHER LOAN DOCUMENTS.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered under seal by their duly

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authorized officers to be effective as of the date first above written.

ATTEST:                                     OLD DOMINION FREIGHT LINE, INC.



JOEL B. MCCARTY, JR.                        By: J. WES FRYE
         Secretary                              Title: CHIEF FINANCIAL OFFICER

    [CORPORATE SEAL]

                                             FIRST UNION NATIONAL BANK
                                             OF NORTH CAROLINA


                                            By: JERRY HIGHSMITH
                                                Title: SENIOR VICE PRESIDENT


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